                                                                   Exhibit 12(a)


                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges


                                       First Quarter
                                      Ended March 31,            Years Ended December 31,
                                      ---------------   ------------------------------------------
(millions except ratios)               1995     1994     1994     1993    1992 (1)    1991     1990
                                      ------   ------   ------   ------   --------   ------   ------
Income from continuing operations
  before provision for income taxes   $168.5   $148.0   $537.6   $479.1    $290.5    $331.5   $325.2

Add back fixed charges:

Interest on indebtedness                13.0     11.1     46.4     42.3      41.9      40.7     44.4

Interest on ESOP                         1.4      1.5      5.9      6.5       6.9       7.2      7.4

Portion of rents representative of
  interest factor                        7.2      7.9     28.7     26.1      19.2      15.4     13.2
                                      ------   ------   ------   ------    ------    ------   ------
  Income as adjusted                  $190.1   $168.5   $618.6   $554.0    $358.5    $394.8   $390.2
                                      ======   ======   ======   ======    ======    ======   ======
Fixed charges:

Interest on indebtedness:

Aon Corporation and
  consolidated subsidiaries           $ 13.0   $ 11.1   $ 46.4   $ 42.3    $ 41.9    $ 40.7   $ 43.9

Unconsolidated subsidiaries                -        -        -        -         -         -      0.5
                                      ------   ------   ------   ------   --------   ------   ------

  Interest                              13.0     11.1     46.4     42.3      41.9      40.7     44.4

Interest on ESOP                         1.4      1.5      5.9      6.5       6.9       7.2      7.4

Portion of rents representative of
  interest factor                        7.2      7.9     28.7     26.1      19.2      15.4     13.2
                                      ------   ------   ------   ------   --------   ------   ------

  Total fixed charges                 $ 21.6   $ 20.5   $ 81.0   $ 74.9    $ 68.0    $ 63.3   $ 65.0
                                      ======   ======   ======   ======    ======    ======   ======

Ratio of earnings to fixed charges       8.8      8.2      7.6      7.4       5.3       6.2      6.0
                                      ======   ======   ======   ======    ======    ======   ======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.


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